FOR IMMEDIATE RELEASE

Contact:

Aircastle Limited

Julia Hallisey

Tel: 1-203-504-1063

Aircastle Files Registration Statement for 13.5 Million Common Share Follow-On Offering

Stamford, CT. January 26, 2007 – Aircastle Limited (NYSE: AYR) today announced that it has filed a registration statement on Form S-1 for a proposed follow-on public offering of 13.5 million common shares . In addition, Aircastle has granted the underwriters of the offering an option to purchase 2,025,000 common shares.

Proceeds from this offering are intended to be used to repay amounts outstanding under Aircastle's $450 million senior secured revolving credit facility, its $1.25 billion senior secured revolving credit facility and for other general corporate purposes.

JP Morgan, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc. are acting as joint book running managers and as representatives for the underwriters of this offering.

When available, copies of the prospectus related to the proposed offering may be obtained from the prospectus departments of: JPMorgan, located at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245; Bear, Stearns & Co. Inc., located at 383 Madison Avenue, 41st Floor, New York, NY 10179; and Citigroup Global Markets, Inc., located at 388 Greenwich Street, 34th Floor, New York, NY 10013.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of January 25, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $1.9 billion and $1.8 billion, respectively, for a total of approximately $3.7 billion, including

Aircastle's commitment to acquire 38 aircraft from affiliates of Guggenheim Aviation Fund, LP.

Forward Looking Language

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements regarding the closing of the offering, the anticipated issuance of shares by Aircastle Limited and other statements that are not historical facts. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, (a) customary closing conditions and (b) such other risk factors as may be discussed in the final prospectus relating to the offering and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aircastle Limited's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.